    As filed with the Securities and Exchange Commission on October 1, 2001.
                                                      Registration No. 33-52357

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                                  -------------

                             THE LACLEDE GROUP, INC.

             (Exact name of Registrant as specified in its charter)


            Missouri                                74-2976504
    (State of Incorporation)           (I.R.S. Employer Identification No.)

                     THE LACLEDE GROUP DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN
                            (Full Title of the Plan)

               D. H. Yaeger, G. T. McNeive, Jr., or M. C. Kullman
                             The Laclede Group, Inc.
                   720 Olive Street, St. Louis, Missouri 63101

                                  314-342-0500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

                                    Copy to:

                                Robert M. LaRose
                               Thompson Coburn LLP
                                One Firstar Plaza
                            St. Louis, MO 63101-1643

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /X/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


===============================================================================




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



                               Explanatory Note
                               ================

This Registration Statement (No. 33-52357) as originally filed related to the offering of 1,000,000 shares of Laclede Gas Company common stock issuable under the Laclede Gas Company Dividend Reinvestment and Stock Purchase Plan. 466,525 of such shares have been issued by Laclede Gas Company leaving 533,475 shares unissued. On October 1, 2001, The Laclede Group, Inc. became the holding company for Laclede Gas Company and each share of common stock of Laclede Gas Company outstanding on October 1, 2001 was deemed to represent one share of The Laclede Group, Inc. common stock.

This Post-Effective Amendment No. 1 is being filed with respect to 533,475 shares of The Laclede Group, Inc. common stock, par value $1.00 per share, to be issued pursuant to The Laclede Group Dividend Reinvestment and Stock Purchase Plan that were originally registered on Form S-3 by Laclede Gas Company (File No. 33-52357). The Laclede Group, Inc. will succeed Laclede Gas Company as registrant of various effective registration statements filed with the Securities and Exchange Commission, including File No. 33-52357. The registration fees in respect of the common stock registered under File No. 33-52357 were paid at the time of the original filing of the Registration Statement on Form S-3 by Laclede Gas Company.

PROSPECTUS
----------

                             THE LACLEDE GROUP, INC.
                                  COMMON STOCK
                           (PAR VALUE $1.00 PER SHARE)

                            DIVIDEND REINVESTMENT AND
                               STOCK PURCHASE PLAN

    The Laclede Group Dividend Reinvestment and Stock Purchase Plan provides shareholders of the Company's common stock with a convenient method of purchasing additional shares of The Laclede Group's common stock. As of October 1, 2001, 533,475 shares of The Laclede Group common stock are available for issuance under the plan. Participants in the plan may:

* Automatically reinvest cash dividends on all of your Laclede Group common stock.

* Automatically reinvest cash dividends on less than all of your Laclede Group shares and continue to receive cash dividends on your remaining Laclede Group common stock.

* Make optional cash investments from a minimum of $100 per investment to a maximum of $30,000 per year. Once additional shares are purchased, they will automatically be enrolled in the dividend reinvestment part of the plan.

* Convert your stock certificates into book-entry shares for safekeeping purposes at no cost.

Note: You must already be a shareholder of The Laclede Group to participate in the plan. You cannot purchase your shares through the plan, unless you are already a shareholder of The Laclede Group.

    UMB Bank, n.a. administers the plan and is referred to in this prospectus as the agent of the plan. It may purchase shares of common stock either directly from us as newly issued shares of common stock or treasury shares, or from parties other than us either in the open market or in privately negotiated transactions or through a combination of the above.

    If the agent purchases shares of common stock directly from us, it will pay a price equal to the average of the high and low sales prices for shares of our common stock reported by the New York Stock Exchange on the applicable purchase date, or, if no trading occurs in shares of common stock on the applicable purchase date, the first trading day immediately preceding the purchase date for which trades are reported.

    If the agent purchases shares of common stock in the open market or in privately negotiated transactions, then the purchase price to participants will be equal to the weighted average purchase price paid by the agent for those shares. The agent will purchase or commence the purchase of those shares on the purchase date. You receive no discount on purchases under the plan.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
-------------------------------------------------------------------------------
        Please read this prospectus carefully and keep it and all account statements for future reference.
-------------------------------------------------------------------------------

                 The date of this Prospectus is October 1, 2001.

                                         TABLE OF CONTENTS

                                            PAGE                                             PAGE
                                            ----                                             ----

Where You Can Find More Information.........   2     Purchases...............................   9

The Company.................................   3     Reports to Participants.................   9

Forward Looking Information.................   4     Dividends...............................  10

Use of Proceeds.............................   5     Certificates for Shares.................  10

Description of The Laclede Group Dividend            Sale of Shares..........................  11
 Reinvestment and Stock Purchase Plan.......   5
                                                     Transfer of Shares......................  12
  Purpose...................................   5
                                                     Termination.............................  12
  Administration............................   6
                                                     Other Information.......................  13
  Participation.............................   6
                                                     Tax Responsibility......................  14
  Dividend Reinvestment.....................   7
                                                   Validity of The Laclede Group Common
  Optional Cash Payments....................   8    Stock....................................  15

  Costs.....................................   8


                     WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement filed with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these materials we file at the SEC's public reference room at 450 Fifth St., N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed or Laclede Gas Company previously filed with the SEC prior to The Laclede Group becoming its parent holding company. We are also incorporating by reference any future filings we make with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 between the date of this prospectus and the date we sell all the common stock covered by this prospectus. Any of those future filings will update, supercede and replace information contained in any documents incorporated by reference in this prospectus at the time of the future filings. These documents contain important information.

    * Laclede Gas Company Annual Report on Form 10-K for the year ended September 30, 2000.

    * Laclede Gas Company Current Reports on Form 8-K filed October 27, 2000, January 25, 2001, April 20, 2001, April 26, 2001, May 18, 2001, June 22,
      2001, July 6, 2001, July 27, 2001, August 16, 2001 and September
      21, 2001.

    * Laclede Gas Company Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001, and June 30, 2001.

    * The description of the common stock of The Laclede Group, Inc. contained in the Company's registration statement on Form S-4 (No. 333-48794) incorporated into the Company's Form 8-A effective October 1, 2001 registering the Company's common stock under the Securities Exchange
      Act of 1934, including any amendment or report updating such description.

    * The description of our Preferred Share Purchase Rights contained in our Form 8-A Registration Statement effective October 1, 2001, including any amendment or report updating such description.

    You can obtain any of the incorporated documents by contacting us or the SEC. If you request such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests should be addressed to: The Laclede Group, Inc., 720 Olive Street, Room 1517, St. Louis, MO 63101, telephone number 314-342-0873.

    You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial conditions, and results of operations described in those documents may have changed since those dates.


                                   THE COMPANY

    The Laclede Group, Inc. is the holding company for Laclede Gas Company and its subsidiaries effective October 1, 2001. As of October 1, 2001 The Laclede Group, Inc. owns all of the outstanding shares of common stock of Laclede Gas and the subsidiaries formerly owned by Laclede Gas.

    Laclede Gas Company is a public utility that has been in the gas distribution business for over 150 years. Its service area includes the City of St. Louis, St. Louis County, the City of St. Charles and parts of St. Charles County, the town of Arnold, and parts of Jefferson, Franklin, St. Francois, Ste. Genevieve, Iron, Madison and Butler Counties, all in Missouri.

    Effective October 1, 2001, The Laclede Group also owns, directly or indirectly, the stock of several other subsidiaries:

* Laclede Pipeline Company, which operates a propane pipeline that connects Laclede Gas' propane storage facilities in St. Louis County, Missouri to propane supply terminal facilities located at Wood River and Cahokia, Illinois. Laclede Gas vaporizes the propane to supplement its natural gas supply and meet the peak demands on the distribution system.

* Laclede Investment LLC, which invests in other enterprises and has made loans to several joint ventures engaged in real estate development.

  * Laclede Energy Resources, Inc., a wholly owned subsidiary of Laclede Investment, which engages in non-utility efforts to market natural gas and related activities.

    * Laclede Gas Family Services, Inc., a wholly owned subsidiary of Laclede Energy Resources, which is a registered insurance agency in the State of Missouri, that promotes the sale of insurance products.

* Laclede Development Company, which participates in real estate developments, primarily through joint ventures.

  * Laclede Venture Corp., a wholly owned subsidiary of Laclede Development, which offers services for the compression of natural gas to third parties who desire to use or to sell compressed natural gas in vehicles.


                           FORWARD LOOKING INFORMATION

    Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcomes of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in forward-looking statements. The forward-looking statements may be identified by the use of such terms as "anticipate," "believe," "estimate," "expect," "intend," "plan," "seek," and similar expressions. You should not place undue reliance on the forward-looking statements. They are based on known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

    * The effect of corporate restructuring

    * Weather conditions and catastrophic events

    * Changes in transportation and gas supply costs or availability

    * Regulatory actions and initiatives of federal and state regulatory agencies relative to Laclede Gas, some of which could be retroactive, including those affecting:

      * Financings

      * Allowed rates of return

      * Incentive regulation

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


      * Industry and rate structure

      * Purchased gas adjustment provisions

      * Franchise renewals

      * Environmental or safety requirements

    * Any industry restructuring or industry consolidation

    * Conservation efforts of our customers

    * Ability to obtain funds from operations or the sale of debt or equity to finance necessary capital expenditures and other investments.

    We do not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.


                                 USE OF PROCEEDS

    We plan to use the net proceeds from any sale by us of newly issued or treasury shares of common stock under the plan for general corporate purposes, including investments in our subsidiaries and repayment of borrowings used to finance the capital expenditures and operations of our subsidiaries. We may also use the net proceeds for other purposes if we find it necessary. If we do not use the net proceeds immediately, we will temporarily invest them in short-term interest-bearing obligations.


                        DESCRIPTION OF THE LACLEDE GROUP
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

    The plan offers holders of the common stock of The Laclede Group with a convenient and economical method of increasing their ownership of common stock. To the extent that shares are purchased from us, we will receive funds that will be used for investment in assets or for other general corporate purposes.

2. WHAT ARE THE ADVANTAGES OF PARTICIPATING IN THE PLAN?

    Participants pay no commissions or service charges for purchases of common stock under the plan. (See question 13 regarding costs in connection with participation under the plan.)

    You may make optional cash payments without reinvesting any of your cash dividends, except that the dividends on any shares purchased under the plan will be reinvested until such time as you withdraw such shares from the plan or you sell or transfer such shares.

    Full reinvestment of dividend funds is possible under the plan because the plan permits fractions of shares, as well as full shares, to be credited to your account. Dividends on such fractions of, as well as on full, shares will be credited to your account.

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


    Safekeeping of shares credited to your account is assured since certificates for such shares are not issued unless you so request.

    You will receive regular statements of your account for recordkeeping.


ADMINISTRATION

3. WHO ADMINISTERS THE PLAN?

    The agent, UMB Bank, n.a., acts as your agent and keeps a record of your account, sends statements of account to you and performs other duties relating to the plan. The common stock purchased for your account is registered in the name of the agent as custodian for you in the plan. If the agent resigns, we will appoint another agent. You should send all communications regarding the plan to the agent as follows:

                           UMB Bank, n.a.
                           P.O. Box 410064
                           Kansas City, Missouri 64141-0064
                           1-800-884-4225

PARTICIPATION

4. WHO IS ELIGIBLE TO PARTICIPATE?

    All our common stock shareholders are eligible to participate in the plan. If you beneficially own shares held in the name of a nominee and you wish to participate in the plan, you should contact your broker or bank for information concerning participation.

5. HOW DO YOU ENROLL IN THE PLAN?

    If you are a shareholder of record, you may join the plan by completing the shareholder authorization form and returning it to the agent. You may obtain the form by contacting the agent at the above address. If you are a beneficial owner, you will need to contact your broker or bank.

6. WHEN CAN YOU JOIN THE PLAN?

    You may join the plan at any time.

    With regard to the dividend reinvestment feature,

    (a) if the agent receives your authorization form on or before the record date for the next dividend, the agent will invest the amount of that dividend in additional shares of common stock;

    (b) if the agent receives your authorization form after the record date for a dividend, the immediate dividend will be paid to you in cash and the dividend reinvestment will not start until payment of the following dividend.

Our dividend payment dates typically are the first business day in January, April, July and October and record dates typically are the eleventh day of March, June, September, and December.

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


    With regard to investing optional cash payments,

    (a) if the agent receives your optional cash payment by the business day before a purchase date, which is the first trading day of each month, it will invest your payment in additional shares of our common stock on the purchase date;

    (b) if the agent does not receive your cash payment by the business day before a purchase date, your purchases will start with the next purchase date, which will usually be the first trading day in the following month.

    After enrolling to participate in the plan, all cash dividends on your shares held under the plan, including all shares acquired through your optional cash payments and all shares acquired under the plan's dividend reinvestment feature, will be used to purchase additional shares under the plan.

7. WHAT DOES AN AUTHORIZATION FORM AUTHORIZE?

    The authorization form allows you to select a method of participation. You may participate in the plan by selecting one of the following options:

    (a) Full dividend reinvestment. This election will automatically reinvest dividends on all shares of our common stock held by you. You may also make optional cash payments.

    (b) Partial dividend reinvestment. This election will automatically reinvest dividends on the number of shares you designate and, if desired, you may make optional cash payments.

    (c) Optional cash payments only. Under this election, participants may make optional cash payments.

The minimum for any optional cash payment is $100 per transaction and the maximum for cash payments is an aggregate of $30,000 per year. Also, please note that regardless of the option you select, the agent will reinvest cash dividends paid on shares of our common stock obtained under the plan to purchase additional shares of our common stock until you sell, transfer or withdraw the shares from the plan. You may change your participation only by submitting a new authorization form. You should send optional cash payments directly to the agent with your check or money order payable to UMB Bank, n.a.


DIVIDEND REINVESTMENT

8. HOW DOES DIVIDEND REINVESTMENT WORK?

    If you elect to reinvest dividends, the agent will invest the dollar amount of the dividends in our common stock for your account instead of sending the dividends to you. Regardless of the method of participation chosen, once you own or have enrolled shares through the plan, all cash dividends on your shares held through the plan are automatically reinvested in additional shares of our common stock.

9. WHEN WILL DIVIDENDS BE REINVESTED?

    Dividends on common stock are normally paid on or about the first business day of January, April, July and October. Shares acquired directly from us will be invested as of the close of business on

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


the dividend payment date. Shares acquired in the open market or from a third party will be promptly purchased during the month beginning with the dividend payment date and ending no later than the last trading day of that month. The timing and conditions of purchases of shares acquired from the open market or a third party are under the sole control of the agent. (See question 15 for information on the price of common stock in which dividends are reinvested.)

    Dividends are paid to shareholders of record on record dates established by the board of directors. Generally those record dates are March 11, June 11, September 11 and December 11 of each year. These record dates may vary due to weekends and holidays.

10. MAY A SHAREHOLDER REINVEST DIVIDENDS ON FEWER THAN ALL SHARES REGISTERED IN THE SHAREHOLDER'S NAME?

    Yes, partial reinvestment is available. However, dividends on all of the shares obtained through dividend reinvestment will be reinvested.


OPTIONAL CASH PAYMENTS

11. HOW DO OPTIONAL CASH PAYMENTS WORK?

    The option to make cash payments is available to our common stock shareholders. Any number of optional cash payments may be made, but payments may not be less than $100 per investment nor aggregate more than $30,000 per year. The same amount of money need not be sent each time, and there is no obligation to make any optional cash payment.

    You may make an optional cash payment when enrolling by enclosing with the authorization form a check or money order payable to UMB Bank, n.a., the agent. You may also make an optional cash payment by using the remittance form attached to your account statement from the agent.

12. WHEN WILL OPTIONAL CASH PAYMENTS BE INVESTED?

    Shares will be purchased using the optional cash payments on the first trading day of each month, for shares purchased directly from us. If the agent purchases shares in the open market or from a third party, investments will be made promptly and in no event later than the last day of the month. (See question 15 for information on the price at which the shares are purchased.)

    If the agent receives an optional cash payment on or after a purchase date, the agent will hold the payment until the next purchase date. For example, if you mail your payment on February 26 and the agent receives your check on March 2, the agent will invest your payment on April 1. You will not be paid any interest on cash payments. We suggest that you send optional cash payments to the agent at least ten business days before the first of a month.


COSTS

13. DO YOU INCUR ANY COSTS IF YOU PARTICIPATE IN THE PLAN?

    We will pay all fees, commissions and expenses in connection with the purchase of our shares of common stock under the plan. We will also pay all costs of administering the plan, except when you sell or withdraw any shares held in the plan. When you sell any shares under the plan or terminate

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


participation that results in the liquidation of a fractional share, your proceeds will be reduced by an administrative charge and any applicable brokerage commission. The administrative charge may change from time to time, but as of the date of this prospectus it is $10.00.


PURCHASES

14. HOW MANY SHARES OF THE LACLEDE GROUP COMMON STOCK WILL YOU PURCHASE?

    The number of shares you purchase depends on the amount of your dividend (after deducting any required income tax withholding) on shares that you designate to participate in the plan, any optional cash payments you make, and the price of the shares purchased. Your account will be credited with that number of shares, including partial shares reported to four decimal points, equal to the total amount of your reinvested dividends plus the total amount of your optional cash payment (if an optional cash payment is made), divided by the purchase price of our common stock.

15. WHAT IS THE PRICE OF THE SHARES PURCHASED UNDER THE PLAN?

    If the agent purchases shares of common stock from us, the price per share will be the average of the high and low sales price for the common stock on the relevant purchase date as shown by the New York Stock Exchange report of composite transactions.

    At our option, shares may be acquired in the open market or from a private party rather than through original issue by us. The price per share of shares acquired in the open market or from a private party will be the weighted average cost per share of all shares so purchased for the relevant purchase date.

    These pricing methods apply to both the reinvestment of dividends and optional cash payments.


REPORTS TO PARTICIPANTS

16. WHAT KIND OF REPORTS WILL YOU RECEIVE?

    You will receive from the agent at least a quarterly statement of your account. If you make an optional cash payment, you will receive an updated statement after your optional cash payment is invested.

    In addition, you will receive from us or the agent copies of the same communications sent to every holder of our common stock, including our annual report to shareholders, notice of annual meeting of shareholders and proxy statement, and IRS information reporting dividends paid (Form 1099-DIV).

    YOU SHOULD KEEP YOUR STATEMENTS FOR INCOME TAX PURPOSES SINCE THE STATEMENTS PROVIDE INFORMATION REGARDING THE COST BASIS OF SHARES THAT YOU PURCHASE THROUGH THE PLAN. YOU WILL NEED THIS INFORMATION WHEN YOU SELL OR TRANSFER THE SHARES IN A TAXABLE TRANSACTION. (SEE QUESTION 33.)

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


DIVIDENDS

17. WILL YOU BE CREDITED WITH DIVIDENDS ON WHOLE SHARES AND FRACTIONS
OF SHARES?

    You will be credited with the amount of dividends attributable to whole shares and fractions of shares in your account under the plan, and these dividends will be reinvested.

18. WHAT HAPPENS IF YOUR DIVIDENDS ARE SUBJECT TO INCOME TAX WITHHOLDING?

    If your dividends are subject to United States income tax withholding, the agent will apply the net amount of your dividend, after the deduction of taxes, to the purchase of our shares of common stock.


CERTIFICATES FOR SHARES

19. WILL THE AGENT ISSUE CERTIFICATES FOR THE SHARES OF COMMON STOCK YOU
PURCHASE?

    You will not receive certificates for shares of common stock purchased under the plan. Your statement of account will show the number of shares credited to your account under the plan. This convenience protects against loss, theft or destruction of stock certificates.

    If you make a written request that a certificate be issued, the agent will issue to you a certificate for any number of whole shares credited to your account under the plan (whether purchased under the plan or deposited with the agent for safekeeping). Your participation in the plan will not terminate. However, if you are reinvesting your cash dividends only on shares held in safekeeping for your account under the plan, the issuance of a certificate for all of such shares will remove them from the plan, and the cash dividends on such shares will not be reinvested thereafter. Any full shares and fraction of a share not issued will continue to be credited to your account and cash dividends on such shares will continue to be reinvested in our common stock.

    You may not pledge shares credited to your account under the plan as collateral. If you want to pledge your shares, you must request that a certificate for the shares be issued in your name.

    The agent will not issue certificates for fractions of shares under any circumstances.

20. HOW DOES SHARE SAFEKEEPING WORK?

    At the time of enrollment in the plan, or at any later time, you may use the plan's "share safekeeping" service to deposit any of your common stock certificates for our stock in your possession with the agent. Shares deposited will be credited to your account under the plan. Thereafter, dividends on those shares will be reinvested until you sell, transfer or withdraw the shares from the plan.

    By using the plan's share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, you can sell or transfer shares deposited with the agent through the plan in a convenient and efficient manner. (See questions 22 and 24.)

    If you want to deposit your stock certificates with the agent, you must complete and return to the agent, by registered, insured mail, the common stock certificates you want to deposit along with a properly completed share safekeeping form. It is recommended that you insure the certificates for at least a value of 2% of the current market price of the stock as that is the currently paid premium

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


charged by a bonding company to replace certificates if they are lost in the mail. You should not endorse the certificates. Share safekeeping forms are available from the agent.

21. IN WHOSE NAME WILL CERTIFICATES BE ISSUED?

    Accounts under the plan are maintained in the name or names in which the account was opened. Consequently, certificates for whole shares issued upon the request of participants will be issued in the same name(s).


SALE OF SHARES

22. HOW DO YOU SELL SHARES HELD IN THE PLAN?

    You may ask the agent to sell any number of shares, including fractional shares, held in your account at any time by giving written instructions to the agent. The agent will make the sale as soon as practicable after it receives the request. If your account is in the name of more than one person, each individual whose name is on the account must execute the request to sell shares.

    If you sell or withdraw all of your shares from the plan, your participation in the plan will automatically terminate. To re-enroll in the plan, you must follow the enrollment procedures and submit a new enrollment form. (See question 5 for how to enroll.) Shares held outside of the plan may not be sold through the plan.

    If the agent receives instructions on or after an ex-dividend date but before the related dividend payment date for the sale of

    (a) all shares credited to your account, the agent will not process the sale until after the dividend payment date; the dividends on the shares will be reinvested on the dividend payment date, and the shares purchased with the dividends will be included in the shares sold; or

    (b) less than all of your shares credited to your account, the agent will process the sale as soon as practicable, and the dividend on the shares that have been sold, as well as the dividend on the shares remaining in the account, will be reinvested on the dividend payment date and the shares purchased will be credited to your account.

The ex-dividend date is two business days before the record date.

23. HOW IS THE SALES PRICE OF PLAN SHARES DETERMINED?

    The agent aggregates all requests to sell shares and then sells the total share amount on the open market. Shares are sold weekly. The sales price will not be known until the sale is completed and is based on the weighted average of all shares sold during the selling period. Following the sale and allowing for the settlement of the trade under the Securities and Exchange Commission's rules, a check will be issued payable to the account owner(s) for the net cash proceeds of the sale after a brokerage commission and administrative charge is deducted. (See question 13 on costs.) The agent has full discretion in all matters related to the sale, including the time of sale and sales price. You cannot specify a price or a time at which to sell your plan shares.

    You should be aware that the stock price may rise or fall during the period between the request for a sale, its receipt by the agent and the ultimate sale on the open market. Instructions sent to the agent to sell shares are irrevocable and may not be rescinded.


TRANSFER OF SHARES

24. MAY YOU ASSIGN OR TRANSFER ALL OR PART OF YOUR SHARES HELD IN THE PLAN TO ANOTHER PERSON?

    Yes. You may transfer the ownership of all or part of the shares held in your plan account to another person, whether by gift, private sale or otherwise, at any time. You must submit a properly completed and executed stock assignment (stock power) to the agent. You may only transfer a whole number of shares, unless the transfer is to another participant in the plan, in which case you may transfer any number of shares, including fractional shares. If you transfer all whole shares in your account and you do not instruct the agent to sell any fractional shares nor to terminate participation in the plan, any remaining fractional share will remain in your account and dividends on the fractional shares and any optional cash payments will be invested in our common stock. If you instruct the agent to sell the fractional share, the agent will sell the fractional share and mail the proceeds (less any sales commission and handling charge) directly to you. (See question 13 for a discussion of costs.)

    You must include the names, address and tax identification number of the transferees as well as an executed stock assignment (stock power) with medallion signature guarantee. Your signature and the signatures of any co-owners on the assignment must correspond exactly with the names of the account.

    If the agent receives your instructions on or after an ex-dividend date but before the related dividend payment date for the transfer of

    (a) all shares credited to your plan account, the agent will not process the transfer until after the dividend payment date. It will reinvest the dividends on the dividend payment date and include the shares purchased with the dividends in the shares transferred.

    (b) less than all of your shares credited to your plan account, the agent will process the transfer as soon as practicable, reinvest the dividend on the shares remaining in your account on the dividend payment date, and credit the shares purchased to your account.

    The agent will issue a stock certificate for the shares transferred to the transferees and mail information pertaining to the plan to the transferees, unless the transferees already participate in the plan.


TERMINATION

25. HOW DO YOU TERMINATE YOUR PARTICIPATION IN THE PLAN?

    You may terminate participation in the plan by notifying the agent, in writing, that you want to terminate.

26. WHEN DOES YOUR NOTICE OF TERMINATION BECOME EFFECTIVE?

    A notice of termination is normally effective when the agent receives it. However, if the agent receives the notice on or after an ex-dividend date and before the related cash dividend payment date, the notice will be effective after that dividend payment date. The agent will reinvest the dividends paid on the dividend payment date and any optional cash payment, credit your account with any shares purchased and then process the notice of termination.

    After your termination from the plan, we will pay dividends in cash directly to you unless you elect to reenroll in the plan.

27. HOW WILL CERTIFICATES FOR SHARES BE DISTRIBUTED TO YOU WHEN YOU TERMINATE PARTICIPATION IN THE PLAN?

    When you terminate participation in the plan, or if we terminate the plan, the agent will issue a certificate for whole shares credited to your account under the plan. The agent will mail to you a cash payment for any fraction of a share, less any sales commission and administrative charge. (See question 13 for costs.) Upon termination, you may ask the agent to sell all of your shares, whole and fractional, credited to your account in the plan, in which case you will not receive a certificate but will receive a check for the net proceeds.


OTHER INFORMATION

28. WHAT HAPPENS WHEN YOU SELL OR TRANSFER A PORTION OF YOUR SHARES IN
THE PLAN?

    If you are reinvesting the cash dividends on all of the shares of our common stock registered in your name and you dispose of a portion of the shares, the agent will continue to reinvest the dividends on the remaining shares.

    If you are reinvesting the cash dividends on a certain number of shares of our common stock registered in your name and you dispose of some of those shares, the agent will continue to reinvest the dividends on the remaining shares up to the number of shares you originally authorized. For example, if you authorized the agent to reinvest the cash dividends on 40 of your 100 shares, and you dispose of 25 shares through the plan, the agent would continue to reinvest the cash dividends on 40 of your remaining 75 shares. If instead you dispose of 75 shares, the agent would continue to reinvest the cash dividends on all of the remaining 25 shares.

    The agent will continue to reinvest the dividends on shares credited to your account under the plan until you sell, transfer or withdraw the shares or otherwise terminate your participation in the plan.

29. WHAT HAPPENS IF WE ISSUE A STOCK DIVIDEND, DECLARE A STOCK SPLIT OR HAVE A RIGHTS OFFERING?

    Any shares distributed by us as a stock dividend on shares credited to your account, or upon any split of such shares, will be credited to your account and held by the agent for safekeeping. Stock dividends distributed on shares registered in your name that are not held by the agent under the plan, as well as shares distributed on account of any split of such shares, will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including shares credited to your account under the plan. The agent will sell rights (except for any rights provided under any shareholder rights plan) applicable to shares credited to you under the plan and credit the proceeds as an optional cash payment to purchase shares of common stock on the next purchase date.

30. HOW WILL YOUR SHARES BE VOTED AT SHAREHOLDER MEETINGS?

    We will mail you a proxy to vote all of your shares held in the plan. The shares will be voted in the manner you direct in the proxy. If you do not return the proxy or vote in person at the meeting, your shares will not be voted.

31. MAY THE PLAN BE CHANGED OR DISCONTINUED?

    We reserve the right to suspend, modify or terminate the plan at any time. Notice of any such suspension, material modification or termination of the plan will be sent to you. Termination of the plan will have the same effect as if you had completely withdrawn from participation in the plan.

32. WHO INTERPRETS AND REGULATES THE PLAN?

    We reserve the right to interpret and regulate the plan, as it deems desirable or necessary. Neither we nor the agent, in administering the plan, will be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any act giving rise to a claim of liability arising from (i) failure to terminate your account upon your death prior to the receipt of written notice of such death; (ii) the times and prices at which shares are purchased or sold for your account; or (iii) fluctuations in the market price of our common shares.

    Neither we nor the agent can assure a profit or protect against a loss on the common stock purchased under the plan.


TAX RESPONSIBILITY

33. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN
THE PLAN?

    For federal income tax purposes, you must include as taxable income the amount of the cash dividend (before deduction of any required back-up withholding) that you would have received if you had not reinvested the dividend in our common stock. The information return (Form 1099-DIV) we send to you and the Internal Revenue Service at year-end will report the total amount of the dividends.

    The tax basis per share for shares of our common stock you acquire pursuant to the plan is equal to the purchase price per share, plus any brokerage commission paid by us. Brokerage commissions paid by us on your behalf in acquiring the stock are treated as distributions subject to income tax in the same manner as dividends. The information return (Form 1099-DIV) we send to you and the Internal Revenue Service at year-end will include the brokerage commissions paid on your behalf during the year.

    Your holding period for shares of our common stock acquired pursuant to the plan will begin on the day following the purchase of such shares.

    You will not recognize any taxable income when you request and receive certificates for whole shares credited to your account.

    You will recognize gain or loss when you sell or transfer shares in a taxable transaction and, in the case of a fractional share, when you receive a cash payment for a fraction of a share credited to your account upon termination of participation in the plan. The amount of your gain or loss will be the difference between the amount you receive for the shares or fraction of a share and the tax basis of the shares or fraction of a share.

    The federal income tax discussion set forth above is included for general information only. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN AND THE SALE OR TRANSFER OF SHARES PURCHASED UNDER THE PLAN.

                   VALIDITY OF THE LACLEDE GROUP COMMON STOCK

    The validity of our original issue shares of common stock to be purchased from us under the plan has been passed upon by Gerald T. McNeive, Jr., Senior Vice President, Finance and General Counsel. As of July 31, 2001, he owned 4,015 shares of common stock.

                             THE LACLEDE GROUP, INC.



                                 PROSPECTUS FOR

                              DIVIDEND REINVESTMENT

                                       AND

                               STOCK PURCHASE PLAN



                              DATED OCTOBER 1, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 15. Indemnification of Officers and Directors

          Section 351.355 of The General and Business Corporation Law of Missouri provides as follows:

          351.355.1. A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issues or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          3. Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

          4. Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

          5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

          6. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          7. A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or
(ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

          8. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

          9. Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

          10. For the purpose of this section, references to "THE CORPORATION" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

          11. For purposes of this section, the term "OTHER ENTERPRISE" shall include employee benefit plans; the term "FINES" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "SERVING AT THE REQUEST OF THE CORPORATION" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          The Registrant's Articles provide that it shall indemnify each of its directors and officers to the full extent permitted by the Indemnification Statute and, in addition, shall indemnify each of them against all expenses incurred in connection with any claim by reason of the act that such director or officer is or was, serving the Registrant, or at its request, in any of the capacities referred to in the Indemnification Statute, or arising out of such person's status in any such capacity, provided that the Registrant shall not indemnify any person from or on account of such person's conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law.

          The Registrant has also entered into indemnification agreements with each of its directors and officers that (1) provide for the indemnification of each such director and officer to the extent provided for by the Articles as described above and (2) state that the indemnification provided thereunder shall survive the elimination or modification of the Articles with respect to claims that have arisen prior to such elimination or modification.

          The Registrant has obtained insurance protecting the officers and directors against certain liabilities.

          The rights of indemnification provided for above are not exclusive of any other rights of indemnification to which the persons seeking indemnification may be entitled under the Registrant's Articles or Bylaws or any agreement, vote of stockholders or disinterested directors, or otherwise.

Item 16. Exhibits

          Reference is made to the Exhibit Index filed as a part of this Post-Effective Amendment No. 1 to the Registration Statement.

Item 17. Undertakings


          The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona filed offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, and State of Missouri, on September 27, 2001.

                                       THE LACLEDE GROUP, INC.


                                By:    /s/ Douglas H. Yaeger
                                       ---------------------------
                                       Douglas H. Yaeger
                                       Chairman, President and Chief Executive
                                       Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

        NAME                              TITLE                           DATE
        ----                              -----                           ----


/s/ D. H. Yaeger
----------------------      Chairman of the Board, President,      September 27, 2001
   (D. H. Yaeger)           Chief Executive Officer and
                            Director


/s/ G. T. McNeive, Jr.
----------------------      Senior Vice President-Finance and      September 27, 2001
(G. T. McNeive, Jr.)        General Counsel (Principal
                            Financial and Accounting Officer)



                     *      Director                               September 27, 2001
----------------------
  (A. B. Craig, III)



                     *      Director                               September 27, 2001
----------------------
     (H. Givens)



                     *      Director                               September 27, 2001
----------------------
    (C. R. Holman)



                     *      Director                               September 27, 2001
----------------------
   (R. C. Jaudes)

                                      II-5




                     *      Director                               September 27, 2001
----------------------
   (W. S. Maritz)



                     *      Director                               September 27, 2001
----------------------
   (W. E. Nasser)



                     *      Director                               September 27, 2001
----------------------
    (R. P. Stupp)



                     *      Director                               September 27, 2001
----------------------
  (M. A. VanLokeren)


*By: /s/ Mary C. Kullman
     -------------------
     Mary C. Kullman
     Attorney-In-Fact

                                  EXHIBIT INDEX


Exhibit
Number

4(a)* Articles of Incorporation of the Registrant (incorporated by reference to Appendix B to the Proxy Statement and Prospectus in Part I of the Registration Statement on Form S-4 of the Registrant (Reg. No. 333-48794 filed on October 27, 2000))

4(b)* Bylaws of the Registrant (incorporated by reference to Appendix C to the Proxy Statement and Prospectus in Part I of the Registration Statement on Form S-4 of the Registrant (Reg. No. 333-48794 filed on October 27, 2000))

5       Opinion of Company Counsel as to legality

23(a)   Consent of Deloitte & Touche LLP

23(b)   Consent of Counsel (included in Exhibit 5)

24      Power of Attorney

*Incorporated by reference


                                    II-7